TEXAS CAPITAL VALUE FUNDS, INC.

ARTICLES OF AMENDMENT

Texas Capital Value Funds, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Charter of the Corporation is amended by deleting Article II of the Articles of Incorporation and inserting in lieu thereof the following:

ARTICLE II

Name

The name of the corporation is Empiric Funds, Inc. (hereinafter called the “Corporation”).

SECOND:  The Charter of the Corporation is hereby further amended by redesignating the series of 50,000,000 issued and unissued authorized Common Shares known as the Value and Growth Portfolio as the Core Equity Fund, with the effect that 25,000,000 shares known as Value and Growth Portfolio - Class A shares are redesignated as Core Equity Fund - Class A shares and 25,000,000 shares known as Value and Growth Portfolio - Class C shares are redesignated as Core Equity Fund - Class C shares.

THIRD:  The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH:  these Articles of Amendment to the Charter of the Corporation shall become effective at 9:00 a.m. on January 26, 2007.

FIFTH:  The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of said Corporation and hereby certifies to the best of his knowledge, information and belief, that the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by President and witnessed by its Secretary on the 19th day of January, 2007.

WITNESS:	TEXAS CAPITAL VALUE FUNDS, INC.
By: /s/ Heather McAshan Heather McAshan, Secretary	By: /s/ Mark A. Coffelt Mark A. Coffelt, President